UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2018

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2018 annual meeting of our stockholders will be held at our offices located at 10700 Pecan Park Blvd., Suite 150, Austin, Texas 78750, on Tuesday, May 8, 2018, at 11:00 a.m. Austin, Texas time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.	To elect the five nominees named in the attached proxy statement as directors to serve on our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2.	Advisory approval of our executive compensation.

3.	To approve our 2018 Stock Incentive Plan.

4.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.

5.	To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has fixed the close of business on March 15, 2018 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help voting your shares, please call 866-232-3037 (domestic) or 720-358-3640 (international).

DONALD J. TOMNITZ
Executive Chairman

March 29, 2018

Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How you can change or revoke your vote.”

Important Notice Regarding Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on May 8, 2018. The 2018 Proxy Statement, along with our Annual Report on Form 10-K for 2017, are available at
http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

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10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

PROXY STATEMENT

for the

2018 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

Our Board of Directors seeks your proxy for use in voting at our 2018 annual meeting of stockholders to be held on Tuesday, May 8, 2018, at 11:00 a.m. Austin, Texas time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement, our 2017 Annual Report to Stockholders (which includes our audited financial statements) (“Annual Report”) and proxy card or voting instructions were made available to you over the internet on or about March 29, 2018. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of our common stock as of the close of business on March 15, 2018, the record date, may vote at the 2018 annual meeting, either in person or by proxy. At the close of business on March 15, 2018, there were 41,938,936 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

Purpose of the Annual Meeting

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:	Election of the five nominees named in this Proxy Statement as directors to serve on our Board of Directors.

Proposal No. 2:	Advisory approval of our executive compensation.

Proposal No. 3:	Approval of our 2018 Stock Incentive Plan.

Proposal No. 4:	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.

Internet Availability of Proxy Materials

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about March 29, 2018, we sent stockholders of record at the close of business on March 15, 2018, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and a notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern time, on May 7, 2018. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern time, on May 7, 2018.

•

By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the Annual Meeting.

•	At the Annual Meeting. You can vote your shares at the Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•	FOR election of the director nominees under the caption “Election of Directors.”

•	FOR advisory approval of our executive compensation.

•	FOR approval of our 2018 Stock Incentive Plan.

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.

Broker Discretionary Voting If You Do Not Instruct Your Broker On How To Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors, to make an advisory vote on executive compensation and to approve our 2018 Stock Incentive Plan if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals in order for your votes to be counted. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the Annual Meeting by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins;

•	signing and delivering a proxy that is dated after the proxy you wish to revoke;

•	attending the annual meeting and voting in person by properly completing and submitting a ballot; or

•	if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the annual meeting, in person or by proxy, of holders of 20,969,469 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Approval of 2018 Stock Incentive Plan

To approve our 2018 Stock Incentive Plan, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation; Counting the Votes

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election to certify the results.

Merger Transaction with D.R. Horton

On June 29, 2017, we entered into an Agreement and Plan of Merger with D.R. Horton, Inc. (“D.R. Horton”) and a wholly-owned subsidiary of D.R. Horton (“Merger Sub”). At the effective time on October 5, 2017, we merged (the “Merger”) with Merger Sub and we continued as the surviving entity in the Merger. In the Merger, each existing share of our common stock issued and outstanding immediately prior to the effective time (the “Former Forestar Common Stock”) was converted into the right to receive, at the election of the holders of the shares of Former Forestar Common Stock, either an amount in cash equal to $17.75 per share (the “Cash Consideration”) or one new share of our common stock (the “New Forestar Common Stock”), subject to proration procedures applicable to oversubscription and undersubscription for the Cash Consideration as described in the merger agreement. The aggregate amount of the Cash Consideration paid by D.R. Horton to holders of Former Forestar Common Stock in the Merger was $558,256,000, and D.R. Horton funded the payment of the Cash Consideration with cash on hand. In the Merger, 10,487,873 shares of New Forestar Common Stock (representing approximately 25% of the outstanding shares of New Forestar Common Stock immediately after the effective time) were issued to the holders of our common stock and 31,451,063 shares of New Forestar Common Stock (representing approximately 75% of the outstanding shares of the New Forestar Common Stock immediately after the effective time) were issued to D.R. Horton.

Subject to the terms of the merger agreement, at the effective time, each equity award made or otherwise denominated in shares of Former Forestar Common Stock that was outstanding immediately prior to the effective time under our equity compensation plans was cancelled as of the effective time. In exchange for the cancellation of the equity awards, each holder of an equity award received from us the Cash Consideration for each share of Former Forestar Common Stock underlying such equity award (and in the case of equity awards that were stock options or stock appreciation rights, less the applicable exercise or strike price, but not less than $0), whether or not otherwise vested as of the effective time. With respect to any of our market-leveraged stock units, the number of shares of Former Forestar Common Stock subject to such equity awards were determined pursuant to the terms set forth in the applicable award agreements and based on a per share value equal to $17.75.

As of October 5, 2017, we became a majority-owned subsidiary of D.R. Horton and a controlled company under New York Stock Exchange rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time we intend to maintain a majority of independent directors and both an independent compensation committee and nominating committee. For further discussion, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights. For more information on the Stockholder’s Agreement, see the sections on “Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

Additional information regarding the merger agreement, including a copy of the merger agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 15, 2018 follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
D.R. Horton, Inc.(2)	31,451,063	75.0%
1341 Horton Circle
Arlington, Texas 76011

Long Pond Capital, LP(3)	3,372,173	8.0%
527 Madison Avenue, 15th Floor
New York, NY 10022

(1)	Based upon a total of 41,938,936 shares of common stock outstanding on March 15, 2018.

(2)	Based solely on information reported on Schedule 13D filed with the SEC on October 12, 2017 by D.R. Horton, Inc. According to the Schedule 13D, D.R. Horton, Inc. has sole voting and dispositive power over 31,451,063 shares.

(3)	Based solely on information reported on Schedule 13G filed with the SEC on February 13, 2018 by Long Pond Capital, LP. According to the Schedule 13G, Long Pond Capital, LP, Long Pond Capital GP, LLC and John Khoury have shared voting and dispositive power over 3,372,173 shares purchased by Long Pond Capital, LP through the accounts of certain private funds (collectively, the “Funds”). According to the Schedule 13G, Long Pond Capital, LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as the investment manager to the Funds and may direct the vote and disposition of the shares held by the Funds. Long Pond Capital GP, LLC serves as the general partner of Long Pond Capital, LP and may direct Long Pond Capital, LP to direct the vote and disposition of the shares held by the Funds. As the principal of Long Pond Capital, LP, Mr. Khoury may direct the vote and disposition of the shares held by the Funds.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on March 15, 2018 by:

•	Each of our directors and nominees for director, including our Executive Chairman,

•	Our Chief Executive Officer (CEO) and Chief Financial Officer (CFO) (we had no other executive officers, other than the Executive Chairman, CEO and CFO, as of such date),

•

One other officer who served as an executive officer during 2017 who is no longer an executive officer as a result of internal restructuring in connection with the Merger, but would have been one of our most highly compensated executive officers had he been serving as an executive officer as of December 31, 2017,

•	Our former CEO and former Chief Administrative Officer, Executive Vice President, General Counsel and Secretary, and

•	All directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Beneficial Ownership
Beneficial Owner	Amount and Nature(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller(2)	—	*
M. Ashton Hudson	2,742	*
G.F. (Rick) Ringler, III(2)	—	*
Donald C. Spitzer(2)	—	*
Named Executive Officers
Donald J. Tomnitz(2)	4,000	*
Daniel C. Bartok(3)	1,000	*
Charles D. Jehl	25,918	*
Michael J. Quinley	4,428	*
Phillip J. Weber(4)	8,660	*
David M. Grimm(5)	9,088	*
Group
All directors and executive officers (10 persons) as a group	55,836	*

*	Less than one percent based upon a total of 41,938,936 shares of common stock outstanding on March 15, 2018.

(1)	Includes 110 shares of our common stock owned by relatives of all directors and executive officers (10 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(2)	Messrs. Fuller, Ringler, Spitzer and Tomnitz were appointed as directors on October 5, 2017 upon the closing of the Merger pursuant to which D.R. Horton acquired approximately 75% of our common stock.

(3)	Mr. Bartok was appointed as our CEO on December 29, 2017.

(4)	Mr. Weber resigned as CEO effective December 28, 2017.

(5)	Mr. Grimm retired as our Chief Administrative Officer, Executive Vice President, General Counsel and Secretary effective April 14, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Stockholder’s Agreement

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Amended and Restated Certificate of Incorporation, immediately following the Merger, and for the fifteen-month period following the Merger (i.e., until January 5, 2019), our Board will have five directors, comprised of four individuals designated by D.R. Horton (which will include our Executive Chairman and at least two independent directors) and one individual designated by mutual agreement of us and D.R. Horton prior to the Merger (the “Legacy Director”) or his replacement. D.R. Horton has designated Messrs. Fuller, Ringler, Spitzer and Tomnitz as directors, and Mr. Hudson has been designated as the Legacy Director. On October 5, 2017, effective upon the closing of the Merger, Messrs. Rubright, Silvers, Smith, Squires and Weber resigned from the board.

Thereafter, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Our Board of Directors currently consists of five directors, all of whom are up for election at the 2018 annual meeting of stockholders. All of those director nominees, Messrs. Fuller, Hudson, Ringler, Spitzer and Tomnitz, if elected, will serve until the 2019 annual meeting of stockholders.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestargroup.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account business experience, independence, our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Messrs. Fuller, Hudson, Ringler, Spitzer and Tomnitz are standing for election as directors to serve until the 2019 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. All of the nominees other than Mr. Hudson were designated by D.R. Horton, and Mr. Hudson was designated by mutual agreement of D.R. Horton and our pre-Merger Board, for nomination as directors pursuant to the Stockholder’s Agreement with D.R. Horton. For a description of the Stockholder’s Agreement, see the sections “Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Samuel R. Fuller	Age: 74

Director since October 2017

Principal Occupation and Other Information

Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller has served on the Board of Directors of Forestar since October 2017. Mr. Fuller holds a Bachelor of Arts degree in Accounting from the University of Oregon and a Masters of Business Administration in Finance from the University of Texas at Arlington.

Mr. Fuller has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment.

M. Ashton Hudson	Age: 45

Director since February 2016

Principal Occupation and Other Information

M. Ashton Hudson is President and General Counsel of Rock Creek Capital Group, Inc., an alternative asset manager with significant land holdings throughout the southeast, and has been a partner and member of the Rock Creek Investment Committee since 2002. Previously, Mr. Hudson practiced law with the firm of Parker, Hudson, Rainer & Dobbs LLP, where his legal practice was primarily focused on corporate finance, mergers and acquisitions, and general corporate law. He is a former owner and manager of Timbervest, LLC, one of the first timber investment management organizations (TIMO). Mr. Hudson holds a Bachelor of Business Administration from Wake Forest and a Juris Doctorate from the Wake Forest School of Law.

Mr. Hudson has significant knowledge and experience regarding land markets and investments, including real estate development.
G.F. (Rick) Ringler, III	Age: 71

Director since October 2017

Principal Occupation and Other Information

G. F. (Rick) Ringler, III has provided real estate and financial consulting to various former customers since his retirement from commercial banking in 2012. From 2006 to 2012 he served as Senior Vice President – Commercial and Real Estate Lending for Frost Bank. He previously served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth where he also had real estate lending responsibilities there, as well as three others since 1968. Mr. Ringler has served on the Board of Directors of Forestar since October 2017. Mr. Ringler holds a Bachelor of Business Administration in Finance from Texas Christian University.

Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.
Donald C. Spitzer	Age: 68

Director since October 2017

Principal Occupation and Other Information

Donald C. Spitzer has served as Chief Financial Officer for a family business with a variety of business and investment interests since October 2014. Mr. Spitzer is a licensed Certified Public Accountant and gained significant audit experience working at KPMG, an international public accounting firm, for 39 years. He served as a National Managing Partner and Partner-in-Charge of KPMG for many years as well as serving on the KPMG Board of Directors from 1997 until 2004. Mr. Spitzer has served on the Board of Directors of Forestar since October 2017. Mr. Spitzer has served as a member of the Board of Directors of AirBorn, Inc., a privately-held manufacturer of electronic components, since 2014 where he serves on the AirBorn Audit and Compensation Committees. Mr. Spitzer holds a Bachelor of Business Administration in Accounting from Baylor University.

Mr. Spitzer is an expert in accounting and financial reporting, including internal control over financial reporting.

Donald J. Tomnitz	Age: 69

Director since October 2017

Principal Occupation and Other Information

Donald J. Tomnitz has served as our Executive Chairman of the Board since October 2017 and was appointed in connection with the Merger with D.R. Horton. Prior to joining Forestar, Mr. Tomnitz was a consultant to D.R. Horton from October 2014 to September 2017. From November 1998 to September 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton. From 1996 to 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division. In 1998, he was elected an Executive Vice President of D.R. Horton and in 2000, he became President of D.R. Horton as well. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in Economics from Westminster College and a Masters of Business Administration in Finance from Western Illinois University.

Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

The Board of Directors Recommends a Vote “FOR” the Election of Messrs. Fuller,

Hudson, Ringler, Spitzer, and Tomnitz as Directors of Forestar.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestargroup.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;

•	business expense reimbursements;

•	transactions with an entity in which the related party owns less than 10% of the other entity;

•	transactions with an entity in which the related party is a director only;

•	transactions with an entity in which the related party is not an executive officer or a partner;

•	indebtedness for transactions in the ordinary course of business; and

•

transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

During the year ended December 31, 2017, there were no transactions that were required to be reported in this section of the Proxy Statement under Item 404(a) of Regulation S-K where the policy was not followed.

Stockholder’s Agreement

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. Under the terms of the Stockholder’s Agreement and our Amended and Restated Certificate of Incorporation, immediately following the Merger, and during a period of 15 months following the Merger (the “Lock-Up Period”), our Board will have five directors, comprised of four individuals designated by D.R. Horton (which will include our Executive Chairman and at least two independent directors) and one individual designated by mutual agreement of us and D.R. Horton prior to the Merger (the “Legacy Director”) or his replacement. Thereafter, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee, and the Legacy Director will be a member of the Nominating and Governance Committee for so long as the Legacy Director serves on the Board. During the Lock-Up Period, the Nominating and Governance Committee will have three members, including the Legacy Director (as long as the Legacy Director is then on the Board) and at least one additional independent director.

On October 6, 2017, D.R. Horton and our Board, including the Legacy Director and each of the other members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors, and appointed each of the four Independent Directors, including the Legacy Director, as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee.

Also under the Stockholder’s Agreement and our Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (A) experienced professionals in the land acquisition and development business or (B) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is vested with sole responsibility over investment decisions involving capital expenditures of $20,000,000 or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not involve an Investment Committee Approval Transaction will be subject to approval by the Board (independent members).

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (A) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (B) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20,000,000; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton; or (x) effect any election of a settlement of our 3.75% Convertible Senior Notes due 2020 in connection with an election to convert the notes by a holder thereof.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

D.R. Horton has agreed to certain lock-up and standstill provisions during the Lock-Up Period. During the Lock-Up Period, D.R. Horton generally may not transfer shares of our common stock, other than (i) transfers to our subsidiaries, (ii) transfers approved by a majority of our independent directors and (iii) transfers of up to one-third of the aggregate amount of shares of our common stock beneficially held by D.R. Horton and its subsidiaries as of immediately following the Merger in an offering that is not registered under the Securities Act of 1933, as amended, to transferees agreeing to be bound by the lock-up provisions in the Stockholder’s Agreement. In addition, during the Lock-Up Period, D.R. Horton and its affiliates generally may not (subject to customary exceptions) participate in any transactions that would result in D.R. Horton and its affiliates beneficially owning more than 80% of the voting power of our common stock, provided that D.R. Horton is permitted, under certain conditions, to make private proposals to the non-D.R. Horton affiliated directors on the Board. Any proposal by D.R. Horton to acquire all of the shares of our common stock must be (a) subject to review, evaluation and prior written approval of a majority of the independent directors, and (b) submitted for approval to our stockholders, with a nonwaivable condition that a majority of the voting power of the non-D.R. Horton stockholders approve the transaction.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors.

The Stockholder’s Agreement provides for customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees. Pursuant to such registration rights, we have agreed to file, prior to expiration of the Lock-Up Period, and to use our reasonable best efforts to make and keep effective, a shelf registration statement permitting the resale of our common stock by D.R. Horton, its affiliates and their permitted transferees. In addition, after expiration of the Lock-Up Period, D.R. Horton has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by us or our other stockholders. The Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

In connection with the Merger, we entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Forestar Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Forestar Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Forestar Sourced Opportunities and all D.R. Horton Sourced Opportunities, after considering current and future market conditions and dynamics. If we and D.R. Horton agree to pursue a Forestar Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Forestar Sourced Development” or a D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Forestar Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Forestar Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Forestar Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan, and in all events the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Forestar Sourced Development. D.R. Horton will assign to us on an “as-is”, “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

On October 6, 2017, we entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton will provide to us certain administrative, compliance, operational and procurement services. No payments were made to D.R. Horton under the Shared Services Agreement in fiscal 2017. In fiscal 2018, pursuant to the services to be provided by D.R. Horton to Forestar under the Shared Services Agreement, we expect to pay to D.R. Horton approximately $100,000 per month on average.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our fully diluted common stock.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Current Report on Form 8-K filed with the SEC on October 10, 2017.

In addition, in the first quarter of 2018 we began leasing office space in Austin from D.R. Horton for $15,000 per month, the term of which is indefinite. This office lease is not part of the Shared Services Agreement.

Related Party Transactions with D.R. Horton

We had no related party transactions between January 1, 2017 and October 5, 2017, the closing date for the Merger, with D.R. Horton.

As a result of the Merger and D.R. Horton owning 75% of the common stock of Forestar, D.R. Horton is required to consolidate the Forestar financial statements in the D.R. Horton consolidated financial statements. In addition, to align the financial reporting periods of D.R. Horton and Forestar, in February 2018, the Board of Directors changed Forestar’s fiscal year end from December 31 to September 30.

Since the Merger on October 5, 2017, we have participated in or intend to participate in 21 separate real property transactions with D.R. Horton in which the aggregate transaction value of each transaction is greater than $120,000. Each of these real property transactions are the type contemplated by the Stockholder’s Agreement and Master Supply Agreement and relate to real property transactions that are in the normal course of business of both D.R. Horton and Forestar and are at market terms and pricing. Generally, these real property transactions between D.R. Horton and Forestar take place in several stages and the completion of the transactions will occur over several development phases with lot purchases occurring over periods ranging from several months to several years. The typical real property transaction involves D.R. Horton assigning its contractual rights to purchase land or lots to Forestar and Forestar then purchases the land or lots and develops the land, or has the land developed, on Forestar’s behalf, into finished residential lots. Thereafter, D.R. Horton and Forestar enter into a lot purchase agreement for D.R. Horton to purchase the residential lots from Forestar at negotiated market prices. Another typical real property transaction involves Forestar sourcing its own land transaction, developing the land into finished residential lots and selling such lots to D.R. Horton or a third party at negotiated market prices.

From October 6, 2017 and through March 27, 2018, Forestar and D.R. Horton have entered into, or propose to enter into, contracts for 21 real property transactions of the type described above in the ordinary course of our businesses. D.R. Horton has assigned or expects to assign its rights to purchase 19 of these 21 properties to Forestar. Forestar expects to reimburse D.R. Horton approximately $21.5 million for D.R. Horton’s previously paid earnest money and other due diligence costs related to these 19 properties. In addition, we anticipate that during the development phase of 16 of these transactions, we will owe to D.R. Horton approximately $4.5 million related to development and construction management services related to lots currently under contract. After the land is developed into finished residential lots, we expect to sell approximately 3,659 finished residential lots and undeveloped tracts to D.R. Horton for approximately $310 million in accordance with the purchase schedules in the applicable contracts. We expect the amount related to development and construction services will be netted against the lot sale proceeds we receive from D.R. Horton. D.R. Horton may acquire additional lots from us in the future development phases of these projects.

Of the 21 real property transactions referenced above, 10 are expected to result in $20 million or less in capital expenditures and were approved by the Investment Committee as set forth in the Forestar Certificate of Incorporation and the Stockholder’s Agreement. Also, each of these transactions was ratified by the Nominating and Governance Committee in accordance with the Forestar Related Party Transaction Policy. Two of the 21 projects in this category are legacy Forestar sourced real property projects and we expect the Investment Committee to approve, and the Nominating and Governance Committee to ratify, the sale of finished residential lots related to the two projects to D.R. Horton during fiscal 2018.

Of the 21 real property transaction referenced above, 9 are expected to result in greater than $20 million in capital expenditures and were approved by the Investment Committee and approved by the independent members of Forestar’s Board of Directors as set forth in the Forestar Certificate of Incorporation and the Stockholder’s Agreement and in accordance with the Forestar Related Party Transaction Policy. Related party transactions approved by the independent members of our Board of Directors do not require separate approval by our Nominating and Governance Committee.

In fiscal 2018, D.R. Horton and Forestar also plan to enter into a contract where D.R. Horton assigns a land purchase contract to Forestar and Forestar will purchase the land, and Forestar will sell it back to D.R. Horton at a later date. For this transaction, D.R. Horton would pay to Forestar a fee of approximately $4 million at the completion of the transaction. This transaction was approved by the Investment Committee and approved by the independent members of the Board of Directors.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owns 75% of the common stock of Forestar as a result of the Merger. The individual executive officers or directors of Forestar and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

BOARD MATTERS

Board Leadership Structure

Mr. Tomnitz serves as our Executive Chairman of the Board. Mr. Tomnitz was appointed as Executive Chairman on October 5, 2017 in connection with the consummation of the Merger. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our corporate governance guidelines state that our Board believes that separation of the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. We believe the separation of these positions is appropriate at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board and enabling Mr. Bartok, our CEO, to focus on running the company and affording us the benefits of Mr. Tomnitz’s Board leadership experience. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our certificate of incorporation or amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members including the chairmen of our Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestargroup.com under the “Investor Relations — Corporate Governance — Committees” section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at least annually, and at additional times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically throughout the year as part of the Board’s consideration of our strategic direction.

All of our current Board members other than Mr. Tomnitz, our Executive Chairman (and other Board members who served during 2017 except for Mr. Weber, our former CEO), are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee, and the Legacy Director will be a member of the Nominating and Governance committee for so long as the Legacy Director serves on the Board. During the Lock-Up Period, the Nominating and Governance Committee will have three members, including the Legacy Director (as long as the Legacy Director is then on the Board) and at least one additional independent director.

On October 6, 2017, D.R. Horton and our Board, including the Legacy Director and each of the other members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors, and appointed each of the four Independent Directors, including the Legacy Director, as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Spitzer, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2017 until the closing of the Merger on October 5, 2017, the members of the Audit Committee were Messrs. Rubright (Chair), Hudson, Powers (until his resignation effective May 9, 2017), and Squires. Starting on October 5, 2017, effective upon the closing of the Merger, the members of the Audit Committee were Messrs. Spitzer (Chair), Fuller, Hudson and Ringler. The Audit Committee met six times in 2017.

Compensation Committee

The Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;

•	determining and approving the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the Board with respect to employee benefit programs;

•	advising the Board with respect to equity and long-term incentive plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment;

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

•	overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee. The Compensation Committee did not engage a compensation consultant in 2017.

During 2017 until the closing of the Merger on October 5, 2017, the members of the Compensation Committee were Messrs. Silvers (Chair), Rubright and Smith. Starting on October 5, 2017, effective upon the closing of the Merger, the members of the Compensation Committee were Messrs. Fuller (Chair), Hudson, Ringler and Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met eight times in 2017.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Party Transactions.”

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:

•	reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing potential conflicts of prospective Board members;

•	recommending the size of the Board;

•	recommending the membership of the Board committees;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly-held companies by our senior officers; and

•

acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments.

During 2017 until the closing of the Merger on October 5, 2017, the members of the Nominating and Governance Committee were Messrs. Smith (Chair), Hudson, Powers (until his resignation effective May 9, 2017) and Silvers. Starting on October 5, 2017, effective upon the closing of the Merger, the members of the Nominating and Governance Committee were Messrs. Ringler (Chair), Fuller, Hudson, and Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in 2017.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board;

•	changes in our bylaws; and

•	certain other significant corporate matters.

During 2017 until the closing of the Merger on October 5, 2017, members of the Executive Committee were Messrs. Rubright (Chair), Silvers and Smith. Starting on October 5, 2017, effective upon the closing of the Merger, the sole member of the Executive Committee was Mr. Tomnitz (Chair) until October 31, 2017, when Mr. Hudson and Mr. Ringler were also appointed to the Executive Committee. The Executive Committee did not meet in 2017.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestargroup.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

All directors other than Mr. Tomnitz, our Executive Chairman, satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•

The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

•

To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during 2017.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 24 times in 2017. Each incumbent director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only non-management directors present. Executive sessions were held at five of the Board meetings in 2017. At least once each year, the Board will have an executive session with only independent non-management directors present. The Chair of the Nominating and Governance Committee serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will together assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2017 annual meeting of stockholders except Mr. Powers, whose resignation was effective on the date of the 2017 annual meeting of stockholders.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO (who is also our Principal Accounting Officer) also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestargroup.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chairman of the Nominating and Governance Committee with a copy to our Corporate Compliance Officer to the following:

Rick Ringler, Nominating and Governance Committee Chair

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Board Communications

Copy to:

Corporate Compliance Officer

Forestar Group Inc.

10700 Pecan Park Blvd., Suite 150

Austin, Texas 78750

Attention: Board Communications

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors.

Director Fee Schedule – Pre-Merger

Prior to completion of the Merger, the director fee schedule was as follows:

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-Executive Board Chair Retainer	$25,000
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant — payment deferred until retirement	$75,000 at first quarterly board meeting with 25% vested at grant and 25% to vest at each subsequent quarterly board meeting
Match for deferring fees in lieu of current cash payment — deferred until retirement	50%

In addition to the above fees, when a new director was appointed or elected, the director received a stock option grant to acquire 20,000 shares of our common stock, vesting 6,500 options on the first anniversary of the date of grant, 6,500 options on the second anniversary of the date of grant, and 7,000 options on the third anniversary of the date of grant. The option term was ten years.

Mr. Weber did not receive a fee for service on our Board other than his compensation as an employee.

Director Fee Schedule – Post-Merger

After completion of the Merger, the director fee schedule was revised to be as follows:

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Board Committee Fee	$5,000 per Committee
Annual Board Committee Chair Retainer	$2,500 per Committee

The above annual fees are prorated and paid quarterly. In addition to the above fees, when a new director is appointed or elected, the director receives a restricted stock unit grant of 6,000 shares of our common stock, vesting in three equal annual installments on each of the first three anniversaries of the grant date.

Mr. Tomnitz does not receive a fee for service on our Board other than his compensation as Executive Chairman. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Fee Deferral Plan

A director fee deferral plan was in effect through September 30, 2017. Thereafter, the director fee deferral plan was eliminated.

Prior to elimination of the director fee deferral plan, instead of immediate payment of director fees in cash, directors could defer the fees into restricted stock units, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors at the time of grant. The aggregate amount deferred into restricted stock units would equal 1.5 times the amount of cash fees deferred. The number of restricted stock units was determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. Restricted stock units were vested when granted. Dividend equivalents would be credited as additional restricted stock units if and when paid to stockholders. At retirement, a director would be paid, as determined by our Board of Directors at the time of grant, either in cash equal to the number of restricted stock units credited to his or her account multiplied by the then current closing price of our common stock or a number of shares of our common stock equal to the number of restricted stock units credited to his or her account.

If a director chose cash payment on a current basis instead of deferring his or her fees, the director would not receive a match with respect to such fees. The directors’ fee deferral plan provided for accelerating payment in the event the director’s service terminates due to a change in control. All such deferred fees were settled in connection with the Merger.

Annual Restricted Stock Unit Grant

An annual restricted stock unit grant was in effect prior to the Merger. After completion of the Merger, the annual restricted stock unit grant was eliminated.

Prior to the Merger, on the date of the first regularly-scheduled Board meeting each year, each non-employee director received a number of restricted stock units determined by dividing the dollar amount of the annual restricted stock unit grant by the closing price of our common stock on such date, rounded down to the nearest whole unit. 25% of the restricted stock units were vested when granted and 25% were vested at each subsequent quarterly Board meeting. Unvested restricted stock units did not accelerate upon a change in control, and vested restricted stock units were payable at retirement in shares of our common stock or cash, as determined by our Board of Directors on or before the grant date.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2017 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in 2017 as calculated in accordance with SEC rules.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
(a)	(b)	(c)	(d)
Samuel R. Fuller(4)	$16,875	$98,100	$114,975
M. Ashton Hudson	$28,750	$240,584	$269,334
G.F. (Rick) Ringler, III(4)	$16,875	$98,100	$114,975
Donald C. Spitzer(4)	$16,875	$98,100	$114,975
William Powers, Jr.(5)	—	$114,740	$114,740
James A. Rubright(6)	$12,500	$200,986	$213,486
Daniel B. Silvers(6)	$13,000	$149,982	$162,982
Richard M. Smith(6)	$13,000	$149,234	$162,234
Richard D. Squires(6)	$12,500	$141,736	$154,236

(1)	The amounts set forth in column (b) include fourth quarter 2017 fees paid to our pre-Merger non-employee directors following elimination of the director fee deferral plan effective September 30, 2017, and fourth quarter 2017 fees paid to our post-Merger non-employee directors.

(2)	The amounts set forth in column (c) include the aggregate grant date fair value of awards granted in 2017 calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 18 to our audited consolidated financial statements in our 2017 Annual Report on Form 10-K.

(3)	The amounts shown in column (c) relate to (a) the annual restricted stock unit grant pursuant to our pre-Merger director compensation program, (b) fees earned in 2017 but deferred pursuant to our pre-Merger director fee deferral plan and (c) the restricted stock unit grant to new non-employee directors following the Merger. All non-employee directors comprising the Board immediately following the Merger were considered to be new directors for purposes of the new director restricted stock unit grant. The deferred fees pursuant to our pre-Merger director compensation program earned a match of 50% and were converted into restricted stock units. Under the terms of our pre-Merger director fee deferral program, fees were rounded down to the nearest whole restricted stock unit. The chart below shows the detail of director stock awards:

	Pre-Merger Program							Post-Merger Program
Name	Board Retainer	Committee Retainer Fees	Board and Committee Meeting Fees	Company Match	Annual Restricted Stock Unit Grant	Total Deferred Fees/Stock Awards Value on Grant Date of Fees	Converted into Restricted Stock Units	Restricted Stock Unit Grant
Samuel R. Fuller	—	—	—	—	—	—	—	$98,100
M. Ashton Hudson	$37,500	—	$7,500	$22,500	$75,000	$142,500	10,346	$98,100
G.F. (Rick) Ringler, III	—	—	—	—	—	—	—	$98,100
Donald C. Spitzer	—	—	—	—	—	—	—	$98,100
William C. Powers, Jr.	$25,000	—	$1,500	$13,250	$75,000	$114,750	8,728	—
James A. Rubright	$37,500	$40,000	$6,500	$42,000	$75,000	$201,000	14,873	—
Daniel B. Silvers	$37,500	$5,000	$7,500	$25,000	$75,000	$150,000	10,925	—
Richard M. Smith	$37,500	$5,000	$7,000	$24,750	$75,000	$149,250	10,872	—
Richard D. Squires	$37,500	—	$7,000	$22,250	$75,000	$141,750	10,293	—

(4)	Messrs. Fuller, Ringler and Spitzer were appointed as directors on October 5, 2017 upon the closing of the Merger.

(5)	Mr. Powers resigned effective May 9, 2017.

(6)	Messrs. Rubright, Silvers, Smith and Squires resigned on October 5, 2017 upon the closing of the Merger.

Options received under our pre-Merger director compensation program were settled in connection with the Merger. The values from acceleration of these awards are as follows:

Name	Amount(1)
Mr. Hudson	$31,131
Mr. Silvers	$15,574
Mr. Squires	$31,131

(1)	The amount represents the values for acceleration of equity-based awards in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 18 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

On October 5, 2017, we completed the Merger and, as a result, D.R. Horton acquired approximately 75% of our common stock. At that time, all of the existing Board members other than Mr. Hudson resigned and four new Board members, including Mr. Tomnitz, were appointed to the Board pursuant to the terms of the Stockholder’s Agreement with D.R. Horton. In addition, Mr. Weber resigned as CEO effective December 28, 2017. Mr. Bartok was appointed as CEO effective December 29, 2017. Substantial portions of the 2017 executive compensation program remained in place and, in light of the changes described above, our Compensation Committee and Board are reviewing and assessing the objectives and elements of our executive compensation program for 2018 and beyond. Thus, the discussion in this Compensation Discussion and Analysis addresses 2017 executive compensation both up to the date of the Merger and the post-Merger decisions made in regard to 2017 performance.

Pre-Merger: Our officers who were executive officers in fiscal 2017 were as follows:

•	Phillip J. Weber, Chief Executive Officer — From January 1, 2017 through December 28, 2017 (resigned).

•	Charles D. Jehl, Chief Financial Officer and Treasurer — From January 1, 2017 through December 31, 2017 (continuing).

•

Michael J. Quinley, President — Community Development — From January 1, 2017 through October 5, 2017; he continues to serve as President — East Region (a non-executive officer position) following the Merger.

•	David M. Grimm, Chief Administrative Officer, Executive Vice President, General Counsel and Secretary — From January 1, 2017 through April 14, 2017 (retired).

Post-Merger: Our officers who served as executive officers for the remaining portion of fiscal 2017, and who continue to serve in such roles in fiscal 2018, are as follows:

•	Donald J. Tomnitz, Executive Chairman — From October 5, 2017 to present.

•	Phillip J. Weber, Chief Executive Officer — From January 1, 2017 through December 28, 2017 (resigned).

•	Daniel C. Bartok, Chief Executive Officer — From December 29, 2017 to present.

•	Charles D. Jehl, Executive Vice President, Chief Financial Officer and Treasurer — From January 1, 2017 to present.

As indicated from the above, our three executive officers for fiscal 2018 will be Mr. Tomnitz, Mr. Bartok and Mr. Jehl.

We have gone through significant changes in fiscal 2017 as a result of the Merger with D.R. Horton: a change in the structure of our Board of Directors and its committees, including the Compensation Committee; and capital structure changes and changes in assets resulting from a strategic sale of a significant portion of the our legacy assets in February 2018.

This Compensation Discussion and Analysis should be read in light of the compensation program awarded by the Compensation Committee pre-Merger and the compensation program awarded by the Compensation Committee post-Merger.

Pre-Merger: In fiscal 2017, pre-Merger, our executive officers focused on reducing costs across our entire organization, selling non-core assets, reducing our outstanding debt and reviewing our portfolio of assets and capital allocation to maximize shareholder value.

Post-Merger: In fiscal 2017, post-Merger, the new and continuing executive officers shifted their strategic focus to grow our core community development business through the strategic relationship to supply finished lots to D.R. Horton at market prices under the Master Supply Agreement. Under the terms of the Master Supply Agreement, both companies will proactively identify land development opportunities to expand our portfolio of assets. As our controlling shareholder, D.R. Horton has significant influence in guiding our strategic direction and operations.

Advisory Vote

At our 2017 annual meeting of stockholders, approximately 79% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. In addition, in our advisory vote on the frequency of future advisory votes on executive compensation, our stockholders voted in favor of an annual advisory vote on executive compensation. Our Board of Directors has determined that advisory votes on executive compensation should be held annually.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize value realization, performance and long-term stockholder value. We are guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered annually based on achievement of key initiatives and individual performance objectives. Also, equity awards generate value to executives as our performance and stock price improves.

•

Compensation should align executives’ and stockholders’ interests and reward long-term value creation. Our annual incentive bonuses are tied closely to achievement of key initiatives, company performance and individual performance because we believe there is a strong correlation between these factors and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on long-term growth and performance.

•

Compensation should be competitive. Our total compensation, especially our base salaries, annual incentive compensation and long-term incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

•

Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and a 401(k) plan match. In addition, equity awards with vesting and forfeiture provisions encourage staying with the Company.

Elements of our Compensation Program

In fiscal 2017, and pre-Merger, the elements of our compensation program were as follows:

•	Salaries;

•	Annual incentive bonuses;

•	Long-term incentive awards including deferred cash, stock options, stock appreciation rights, market-leveraged stock units, performance stock units, and restricted stock units;

•	401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

In fiscal 2018, the Compensation Committee continued to believe the above compensation elements remain important to executive compensation. However, in fiscal 2018, the Compensation Committee determined to use restricted stock units as the primary equity incentive, if the Forestar stockholders approve the new 2018 Stock Incentive Plan and did not enter into any new change in control agreements for the new executive officers post-Merger.

Each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segment of the real estate industry, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it seeks to maintain a balance among the different elements below. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement Period
Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus:
Cash	Key initiatives achievement and performance	1 year
Long-term incentives:
Deferred cash	Continued service	3 years
Market-leveraged stock units	Stock price	3 years
Stock options or stock appreciation rights	Stock price	10 years
Performance stock units	Selected company performance measures	3 years
Restricted stock units	Continued service	3 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above. Post-Merger, the annualized base salaries of our NEOs are set forth in the following table.

Base Salaries of our NEOs (annualized rate)	Fiscal 2017	Fiscal 2018
Donald J. Tomnitz, Executive Chairman	$300,000	$300,000
Daniel C. Bartok, Chief Executive Officer	$300,000	$300,000
Charles D. Jehl, Chief Financial Officer	$325,000	$325,000
Phillip J. Weber, Chief Executive Officer (resigned)	$500,000	—

Mr. Tomnitz was appointed as Executive Chairman of the Board effective immediately following the Merger, with an annual base salary of $300,000. The Board of Directors determined that it was in our best interest to have the leadership, expertise and experience of Mr. Tomnitz to help implement D.R. Horton’s strategic plan for our company.

Mr. Bartok was appointed as CEO on December 29, 2017 at an annual base salary of $300,000. Mr. Bartok was appointed to this role in connection with Mr. Weber’s resignation as CEO effective December 28, 2017.

Mr. Jehl’s current base salary is $325,000 for fiscal 2018. In fiscal 2017, pre-Merger, Mr. Jehl’s base salary was increased to reflect his continued development as CFO and to bring his base salary more in line with our peer group CFOs. Our Compensation Committee determined the salary adjustment amounts based on its discretion and on the recommendation of our CEO, pre-Merger, Mr. Weber. Mr. Jehl’s base salary adjustment was as follows:

Executive Officer	2016 Base Salary	Change	% Change	2017 Base Salary
Mr. Jehl	$275,000	$50,000	18%	$325,000

Annual Incentive Bonuses

Pre-Merger: In 2017, pre-Merger, our Compensation Committee initially selected return on equity (“ROE”) and achievement of key initiatives as the primary performance measures for determining annual incentive bonuses. The ROE portion of the incentive bonus would represent 65% of the bonus opportunity. This portion of the bonus would be based on a sliding scale if ROE falls within a certain range of percentages determined by our Compensation Committee. The key initiatives portion of the incentive bonus would represent 35% of the bonus opportunity. Key initiatives would include (1) exiting non-core assets such as mineral interests, multifamily projects, undeveloped land and water interests, (2) growing our core community development business, including purchasing property to increase our lot development pipeline and increasing year-over-year unit sales, and (3) increasing year-over-year margins on community development sales. The Compensation Committee would use its judgment to determine the extent to which key initiatives were accomplished.

Post-Merger (October 6, 2017 through December 31, 2017): In light of the significant changes in business strategy and initiatives following the Merger, for the remaining period in fiscal 2017 (October 6, 2017 through December 31, 2017) the Compensation Committee elected not to base its bonus determinations on ROE and instead elected to determine annual incentive bonuses in its discretion, and for Messrs. Jehl and Quinley, based on the recommendations of Mr. Tomnitz to the Compensation Committee, taking into account the operation of our company pre-Merger, execution of key initiatives, finalizing the Merger and our new strategic direction post-Merger, as follows:

Name	2017 Bonus
Mr. Tomnitz	$100,000
Mr. Jehl	$300,000
Mr. Quinley	$275,000

Factors considered include:

•

Mr. Tomnitz — Immediately following the Merger, Mr. Tomnitz began implementing changes designed to lay the groundwork for increasing the number of projects in our portfolio, increasing the development of lots and increasing revenues. The Board of Directors and Compensation Committee also considered that Mr. Tomnitz had been in his position only since the Merger.

•	Mr. Jehl — Mr. Jehl was instrumental in providing continued leadership to our company while achieving continued cost reductions, the successful sale of non-core assets, and closing of the Merger.

•

Mr. Quinley — Mr. Quinley led our core community development business through the Merger and was also instrumental in selling the remaining timberland and undeveloped land as part of our key initiative to sell non-core assets.

Because Mr. Bartok was appointed as CEO just a few days prior to the end of 2017. The Compensation Committee did not award him an annual incentive bonus for 2017.

Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay “sign-on” bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive. No special or sign-on bonuses were awarded to NEOs in 2017.

Fiscal 2018 (January 1, 2018 through September 30, 2018): In February 2018, the Board of Directors changed Forestar’s fiscal year-end from December 31 to September 30. As a result, Forestar’s fiscal year and bonus period will be the period from January 1, 2018 through September 30, 2018, resulting in a nine-month reporting and bonus period. For fiscal 2018, the Compensation Committee approved discretionary annual incentive cash bonus opportunities for Mr. Tomnitz, Mr. Bartok and Mr. Jehl as set forth below. The Compensation Committee may pay, on a pro-rata basis, the discretionary bonuses on a quarterly basis.

Name	2018 Bonus Opportunity (annualized)
Mr. Tomnitz	$400,000
Mr. Bartok	$400,000
Mr. Jehl	$400,000

The Compensation Committee may consider several factors in determining discretionary bonuses for the executive officers, including but not limited to:

•	Increase land and lots under development.

•	Increase number of lots sold to drive revenue growth.

•	Increase pre-tax income.

•	Establish additional credit and bank facilities.

•	Develop capital structure plan (debt and equity).

•	Plan and develop organizational infrastructure to accommodate significant business growth.

•	Develop and implement strategic budget for growth.

•	Develop and implement land and lot scheduling and monitoring systems to ensure on time lot deliveries.

•	Maintain strong financial internal controls, financial reporting systems and financial compliance.

We believe that because of the restructuring that has occurred since the Merger, our executive officers, Mr. Tomnitz, Mr. Bartok and Mr. Jehl, will all be involved in all aspects of our business strategy, including but not limited to the items listed above. Our Board of Directors and Compensation Committee will continue to monitor and evaluate these factors.

Long-Term Incentive Awards

Our 2007 Stock Incentive Plan gave us the ability to provide our eligible employees, including each of our NEOs, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units. Our Compensation Committee grants annual equity-based long-term incentive awards and may grant equity-based awards as a portion of the annual incentive program. Our Compensation Committee typically makes equity-based long-term incentive award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives. Our Compensation Committee may, in its discretion, grant equity-based awards during the year as a result of extraordinary performance or the assumption of new responsibilities or to establish additional incentives in light of significant company events or developments.

In making decisions regarding annual equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except for the CEO’s awards, whose recommendations are made by the Executive Chairman), and the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives.

The equity-based awards generally have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights (“SARs”) have an exercise price equal to the NYSE closing price per share on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten years. Options exercised are settled in common stock. Stock appreciation rights are settled in cash.

Market-Leveraged Stock Units:	Market-leveraged stock units (“MSUs”) vest at the expiration of a performance period determined by the Compensation Committee, typically three years. MSUs are settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the performance period, resulting in a payment multiple between zero and 1.5.

Performance Stock Units:	Performance stock units (“PSUs”) vest at the expiration of a performance period determined by the Compensation Committee, typically three years. Each PSU is based on one share of common stock. PSUs are settled in common stock or cash (as determined by the Compensation Committee) based on the achievement of company performance metrics determined by the Compensation Committee over the performance period.

Restricted Stock Units:	Restricted stock units (“RSUs”) vest after three or four years or vest ratably over the term and may be settled in stock or cash as determined at time of award. Restricted stock unit awards have accelerated vesting upon retirement, disability, death, or with regard to our pre-merger awards, if there is a change in control.

We use long-term incentive awards in order to provide strong alignment with stockholders and ensure that executives are rewarded for increasing stockholder value. Given the unique combination of our businesses and the long-term nature of many of our investments, it is inherently difficult to set long-term financial performance goals. Accordingly, our Compensation Committee has determined that restricted stock units, performance stock units, market-leveraged stock units and stock options are an appropriate performance-based vehicle for a significant portion of long-term incentive value. Long-term incentive value awarded each year considers both company and individual performance with additional consideration for total outstanding equity opportunity for each executive and annual stockholder dilution.

The Compensation Committee did not award any equity-based long-term incentive awards to Messrs. Weber, Jehl or Quinley in 2017 because throughout a substantial portion of the year the Board and its financial advisor were actively engaged in activities that the Compensation Committee believed could reasonably lead to a sale or merger of the company or other disposition of substantially all its assets in 2017.

Pre-Merger equity-based long-term incentive awards outstanding at the time of the Merger were settled for all holders, including our named executive officers, in connection with the merger transaction. The values from acceleration of these awards in connection with the Merger are as follows:

Name	Amount(1)
Mr. Jehl	$324,293
Mr. Quinley	$103,045
Mr. Weber	$289,120
Mr. Grimm	$42,439

(1)	The amount represents the values for acceleration of equity-based awards in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 18 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018. For the amounts related to stock-based compensation awards received by our NEOs in connection with the Merger, please see the 2017 Option Exercises and Stock Vested table on page 46.

In order to ensure that our NEOs would continue to be provided with long-term incentive to close the merger transaction and during the initial transitional years thereafter, in 2017 the Compensation Committee awarded long-term incentive in the form of deferred cash, as follows:

Name	Amount
Mr. Weber	$405,000
Mr. Jehl	$375,000
Mr. Quinley	$225,000

These deferred cash awards provide for payment in three equal annual installments conditioned upon the continued employment of the officer except that the first installment was payable upon the closing of the merger transaction if it occurred earlier than the first annual installment payment date. In connection with the merger closing, Messrs. Weber, Jehl and Quinley each received one-third of their respective deferred cash awards during 2017. These amounts are reflected in the Bonus column of the Summary Compensation table on page 40. Any unvested portion of these awards will be forfeited upon separation from service for any reason. The balance of Mr. Weber’s award was forfeited upon his resignation as CEO effective December 28, 2017.

The Compensation Committee granted Mr. Tomnitz 12,000 restricted stock units as a result of his appointment as Executive Chairman and pursuant to Mr. Bartok’s employment offer, the Board agreed to grant Mr. Bartok 12,000 restricted stock units if our stockholders approve the new 2018 Stock Incentive Plan.

On March 21, 2018, our Board approved the adoption of the 2018 Stock Incentive Plan (the “2018 Stock Plan”) and recommended to the stockholders that the 2018 Stock Plan be approved. For more information on the 2018 Stock Plan, see the section on “Proposal to Approve the Forestar 2018 Stock Incentive Plan.”

Insider Trading Policy

Under the terms of our insider trading policy, the NEOs may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short,” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

We offer a tax-qualified defined contribution retirement plan to our employees in which our NEOs are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee’s contribution subject to an annual maximum limited by IRS rules. The match is vested 100% after two years of employment.

In addition, we make a supplemental retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Supplemental Executive Retirement Plan (SERP)

The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. To provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive’s compensation in excess of this limit (earnings of $270,000 in 2017) plus a return based on Applicable Federal Rate as published by the Internal Revenue Service. The retirement contribution is vested after two years of employment. The SERP, which is a non-qualified defined contribution plan, is unfunded. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited.

Umbrella Liability Insurance

All employees at the vice president level and above, including our NEOs, are provided with a $3 million umbrella liability insurance policy, the value of which is taxable to the recipients. We do not plan to renew the employee umbrella liability insurance policies following their 2018 expiration.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account and other similar benefits.

Employment Agreement

Except for Mr. Weber, who resigned as CEO on December 28, 2017, none of our NEOs has an employment agreement. For a description of Mr. Weber’s employment agreement, see the Narrative to Summary Compensation Table, CEO Pay Ratio and Grants of Plan-Based Awards Tables section beginning on page 43 of this Proxy Statement. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally such an agreement does not cover more than the first year’s pay and bonus, and confirmation of eligibility to participate in our long-term incentive program.

Change in Control Agreements

All of the NEOs (other than Mr. Tomnitz and Mr. Bartok) have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the “Potential Payments Upon Termination or Change in Control” section beginning on page 48 of this Proxy Statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we would not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Perquisites

We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 40 for a description of 2017 perquisites.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman (or, before the Merger, our CEO) works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman (or, before the Merger, our CEO) does not participate in discussions regarding his own compensation. Our Executive Chairman (or, before the Merger, our CEO) consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•

establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pool for the Company. Each executive officer recommends individual bonus amounts for employees under his or her direction, and our Executive Chairman (or, before the Merger, our CEO) approves or adjusts the individual amounts;

•	approves all equity-based award recipients and the amount of each award;

•

delegates to our Executive Chairman (or, before the Merger, our CEO) the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•

delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, a retirement plan investment committee oversees 401(k) plan fund choices. This investment committee reports annually to the Compensation Committee.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those in other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, may conduct an analysis of the NEOs to assist with setting compensation for the NEOs. For further comparison, we evaluate the base salary, annual incentive bonus awards, and long-term incentives provided to the NEOs of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our 2017 public company compensation peer group included a range of companies with operations in real estate development. In determining our 2017 compensation peer group, we considered 17 public company peers and excluded the seven companies with the highest total compensation. The 2017 compensation peer group is:

AV Homes, Inc.	New Home Company, Inc.
Alexander & Baldwin, Inc.	PICO Holdings, Inc.
Cousins Properties Incorporated	Stratus Properties, Inc.
Green Brick Partners, Inc.	Tejon Ranch Company
LGI Homes, Inc.	The St. Joe Company

We have a unique combination of businesses and assets as compared with other publicly-traded companies so our Compensation Committee recognizes the limitations inherent within public company peer comparisons and utilizes its own judgment in making compensation decisions.

Compensation Consultant

Our Compensation Committee may engage a compensation consultant to, among other things, provide market and other specific information on executive pay. The compensation consultant may also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. Our Compensation Committee did not engage a compensation consultant to provide advice about proposed 2017 executive compensation programs and amounts.

No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2017.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman or, before the Merger, our CEO) to provide formal feedback regarding our Executive Chairman’s (or, before the Merger, our CEO’s) performance, to be discussed with the full Board (excluding our Executive Chairman or, before the Merger, our CEO) in executive session. Factors evaluated may include ROE, segment performance, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations, and board relations. Our independent directors determine Executive Chairman (or, before the Merger, CEO) pay with recommendations from the Compensation Committee.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, and employment and change in control agreements. The full Board reviews tally sheets for the Executive Chairman and the CEO, evaluates their performance, approves succession plans, and acts on recommendations of the Compensation Committee.

Management:	Management approves health and welfare programs for all employees, determines individual employee bonuses for all plan participants, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman or, before the Merger, the CEO serves as liaison with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to make equity-based award grants annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The Executive Chairman (or, before the Merger, the CEO) provides initial award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

Stockholder Advisory Approval of Executive Compensation

Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2017 annual meeting of our stockholders, approximately 79% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. Therefore the Compensation Committee did not materially change its approach to executive compensation in 2017. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation. Further, we welcome direct stockholder feedback on our programs.

Accounting and Tax Treatment of Compensation

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

Prior to the Tax Cuts and Jobs Act (“Tax Act”) that was signed into law on December 22, 2017, Section 162(m) of the Internal Revenue Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than its CFO). The Tax Act includes a major overhaul to Section 162(m), which takes effect for tax years beginning after December 31, 2017. In 2018, the Compensation Committee will be reviewing the Tax Act and its application and impact, if any, on our compensation programs.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2017 and in this Proxy Statement.

Samuel R. Fuller, Chair

M. Ashton Hudson

G.F. (Rick) Ringler, III

Donald C. Spitzer

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our Executive Chairman, CEO, CFO and one other officer (Mr. Quinley, who was an executive officer during 2017 before the Merger but, as a result of internal restructuring following the Merger, is not an executive officer as of December 31, 2017), along with our former CEO and former Chief Administrative Officer, Executive Vice President, General Counsel and Secretary. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Donald J. Tomnitz(4)	2017	70,577	100,000	196,200	—	—	—	366,777
Executive Chairman

Daniel C. Bartok(5)	2017	1,154	—	—	—	—	—	1,154
Chief Executive Officer

Charles D. Jehl	2017	316,667	425,000	—	—	—	36,890	778,557
Chief Financial Officer &	2016	275,000	102,000	549,996	—	248,000	200,729	1,375,725
Treasurer	2015	275,000	450,000	279,996	119,980	—	40,319	1,165,295

Michael J. Quinley(6)	2017	275,000	350,000	—	—	—	32,003	657,003
President – East Region	2016	273,833	—	350,003	—	248,000	28,937	900,773

Phillip J. Weber(7)	2017	496,474	135,000	—	—	—	2,644,507	3,275,981
Former Chief Executive	2016	500,000	—	350,003	—	450,000	39,432	1,339,435
Officer	2015	360,423	104,000	385,006	872,958	96,000	34,958	1,853,345

David M. Grimm(8)	2017	80,208	—	—	—	—	1,516,943	1,597,151
Former Chief Administrative	2016	282,500	—	150,001	—	213,000	29,823	675,324
Officer & General Counsel	2015	316,250	67,000	350,003	149,973	108,000	34,124	1,025,350

(1)	The amounts set forth in column (d) represent the first one-third installment of 2017 long-term incentive awards in the form of deferred cash and 2017 annual incentive bonuses, as follows:

Name	2017 LTI Installment	2017 Annual Incentive	Total Bonus
Mr. Tomnitz	—	$100,000	$100,000
Mr. Bartok	—	—	—
Mr. Jehl	$125,000	$300,000	$425,000
Mr. Quinley	$75,000	$275,000	$350,000
Mr. Weber	$135,000	—	$135,000
Mr. Grimm	—	—	—

For additional information please see “Long-Term Incentive Awards” and “Annual Incentive Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 27 of this Proxy Statement.

(2)	The amounts set forth in columns (e) and (f) represent the aggregate grant date fair value of such awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 18 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018.

(3)	All other compensation for 2017 for Messrs. Jehl, Quinley, Weber and Grimm includes a $12,150 401(k) plan company match, a $9,450 401(k) plan retirement contribution, a $926 umbrella liability insurance policy, and the following:

	SERP ($)	Additional Life Insurance ($)	Severance ($)	Post-Employment Consulting ($)	Post-Employment Insurance ($)
Mr. Jehl	13,883	481	—	—	—
Mr. Quinley	8,855	622	—	—	—
Mr. Weber	23,800	2,322	2,595,859	—	—
Mr. Grimm	237	339	1,362,108	117,950	13,783

(4)	Mr. Tomnitz was appointed as Executive Chairman on October 5, 2017 upon the closing of the Merger.

(5)	Mr. Bartok was appointed as CEO on December 29, 2017.

(6)	In connection with the Merger, effective October 6, 2017, Mr. Quinley, who formerly served as our President — Community Development, was named a President – East Region. No changes were made to Mr. Quinley’s compensation in connection with his appointment to the new position.

(7)	Mr. Weber resigned as CEO effective December 28, 2017. For a discussion of termination payments and benefits for Mr. Weber, see “Potential Payments Upon Termination or Change in Control — Termination Payments and Benefits for Phillip J. Weber.”

(8)	Mr. Grimm retired as Chief Administrative Officer, Executive Vice President, General Counsel and Secretary on April 14, 2017. At that time, we entered into a Separation Agreement and Release with Mr. Grimm. For a discussion of termination payments and benefits for Mr. Grimm, see “Potential Payments Upon Termination or Change in Control — Termination Payments and Benefits for David M. Grimm.”

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Bartok, our CEO. Mr. Bartok became our CEO on December 29, 2017.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $134,035; and

•

the annual total compensation of our CEO was $1,001,936. Because we had two CEOs in 2017, for purposes of calculating the annual total compensation of Mr. Bartok, our current CEO, we annualized Mr. Bartok’s compensation by utilizing his 2017 annual base salary and annual bonus potential, and we calculated other applicable benefits as if he had worked a full year at his annual base salary and annual bonus potential. We also included a restricted stock unit award even though such award was not granted in 2017 pending the approval by our stockholders of a new stock incentive plan.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Bartok, our CEO, to the median of the annual total compensation of all employees was 8 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2017, our employee population consisted of approximately 33 individuals with all of these individuals located in the United States. This population consisted of full-time employees only because we did not employ any part-time or temporary personnel as of December 31, 2017.

2.	To identify the “median employee” from our employee population, we compared the amount of salary, wages and bonuses of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Because we did not grant any employee equity awards in 2017 and our prior year employee equity awards for all employees were settled in connection with the Merger, we did not have any equity-based awards to include when identifying the median employee.

3.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $134,035. Because we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the median employee’s annual total compensation did not include amounts attributable to these arrangements.

5.	With respect to the annual total compensation of our CEO, we used an annualized total compensation amount calculated as described above. This calculated amount differs from the amount reported for Mr. Bartok in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement because the amount in the “Total” column of our 2017 Summary Compensation Table reflects his compensation only for the three days in 2017 in which he was employed by us while his annualized total compensation for purposes of the pay ratio as described above assumes that he was employed by us for an entire year.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

2017 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2017 grants of stock-based compensation awards and non-equity incentive awards made to the NEOs:

	Equity Award Grant Date	Type of Award		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards(1) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)	(m)
Mr. Tomnitz	10/6/17	RSUs	(2)	—	—	—	—	—	—	12,000	(2)	—	—	196,200
Mr. Bartok		—		—	—	—	—	—	—	—		—	—	—
Mr. Jehl		—		—	—	—	—	—	—	—		—	—	—
Mr. Quinley		—		—	—	—	—	—	—	—		—	—	—
Mr. Weber		—		—	—	—	—	—	—	—		—	—	—
Mr. Grimm		—		—	—	—	—	—	—	—		—	—	—

(1)	The amount in column (m) is valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (m) are included in Note 18 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018.

(2)	Restricted stock units (RSUs) vest in three equal annual installments on each of the first three anniversaries of the grant date and are payable in shares of our common stock.

Narrative to Summary Compensation Table, CEO Pay Ratio and Grants of Plan-Based Awards Tables

Please see the “Compensation Discussion and Analysis” section beginning on page 27 of this Proxy Statement for a description of our overall compensation philosophy and objectives and information regarding the elements of our 2017 compensation program. In addition, please see “Compensation Discussion and Analysis – Annual Incentive Bonuses” for a discussion of the adoption of our initial 2017 annual incentive bonus plan based on ROE and achievement of key initiatives and, in light of the significant changes following the Merger with D.R. Horton, the decision to award 2017 annual incentive bonuses based on the Compensation Committee’s discretion. Please also see “Compensation Discussion and Analysis – Long-Term Incentive Awards” for discussion of the values associated with the acceleration of stock-based compensation awards in connection with the Merger.

Employment Agreement

Except for Mr. Weber, our former CEO, we have not entered into employment agreements with any of our NEOs. Mr. Weber resigned effective December 28, 2017.

On October 21, 2015, we entered into an employment agreement with Mr. Weber in connection with his appointment as CEO, which we amended on August 25, 2017. The term of the employment agreement (the “Term”) would expire on the later of (a) September 24, 2017 or (b) the earlier of (i) 15 days following consummation of the Merger (October 20, 2017) or (ii) termination of the merger agreement governing the Merger. Thus, Mr. Weber’s employment agreement expired on October 20, 2017. The agreement provided for a base salary of $500,000, subject to increase by the Compensation Committee on or around February 2017. He was eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and director and officer insurance. The performance-based annual bonus must be on a basis substantially no less favorable than the annual bonus program applicable to our other senior executives.

Upon a termination of employment during the Term by us without cause or by Mr. Weber with good reason, Mr. Weber would have been entitled to receive a lump-sum cash payment of $2,000,000, subject to his execution of a release of claims. Mr. Weber was not entitled to receive such payment in connection with his resignation.

Mr. Weber remained subject to, and was paid under, his existing change in control/severance agreement. For a discussion of the payment to Mr. Weber under the change in control/severance agreement, see “Potential Payments Upon Termination or Change in Control — Termination Payments and Benefits for Phillip J. Weber”. Mr. Weber remains subject to a two-year noncompetition and nonsolicitation obligation and a standard confidentiality provision under the employment agreement.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2017

Equity awards outstanding as of the date of the Merger were settled in accordance with terms of the Agreement and Plan of Merger with D.R. Horton. For a description of the Merger, please see “Merger Transaction with D.R. Horton” on page 5. The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2017 for the NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plans: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	—	—	—	—	12,000	264,000	—	—	(2)
Mr. Bartok	—	—	—	—	—	—	—	—	—
Mr. Jehl	—	—	—	—	—	—	—	—	—
Mr. Quinley	—	—	—	—	—	—	—	—	—
Mr. Weber	—	—	—	—	—	—	—	—	—
Mr. Grimm	—	—	—	—	—	—	—	—	—

(1)	Value for all awards is based on the closing market price of our common stock of $22.00 as reported on the NYSE on December 29, 2017.

(2)	The restricted stock unit award will vest in three equal annual installments on each of the first three anniversaries of the grant date (October 6, 2017). The award will be settled in stock.

2017 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2017 by the NEOs, all of which resulted from settlement of awards in connection with the Merger:

	Option Awards/ Stock Appreciation Rights(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(2) ($)
Mr. Tomnitz	—	—	—	—
Mr. Bartok	—	—	—	—
Mr. Jehl	40,909	104,396	107,670	1,702,440
Mr. Quinley	85,502	419,369	94,430	1,516,505
Mr. Weber	137,398	517,827	103,903	1,622,104
Mr. Grimm	47,113	123,896	71,820	1,120,411

(1)	All outstanding stock options, stock appreciation rights, restricted stock unit awards and market-leveraged unit awards vested in connection with the Merger. With respect to stock options and stock appreciation rights with exercise prices less than the $17.75 price per share paid in cash in the Merger transaction, such options and rights were deemed exercised at the time of the Merger. With respect to stock options and stock appreciation rights with exercise prices greater than $17.75, such options and rights were cancelled.

(2)	With respect to stock options exercised and stock awards vested and paid in connection with the Merger, the value realized is calculated based on the $17.75 price per share paid in cash in the Merger transaction.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2017 for the NEOs:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Tomnitz	—	—	—	—	—
Mr. Bartok	—	—	—	—	—
Mr. Jehl	—	13,883	1,956	—	87,751
Mr. Quinley	—	8,855	1,312	—	58,393
Mr. Weber	—	23,800	1,848	—	93,575
Mr. Grimm	—	237	1,954	—	74,022

(1)	All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2017 this limit was $270,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The retirement contribution is vested after two years of employment. The SERP is unfunded. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited. Messrs. Weber and Grimm each became entitled to receive all of their aggregate balances following their respective separations from service in 2017, payment of which was in each case subject to deferral in accordance with Section 409A of the Internal Revenue Code.

(2)	Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end and a return based on Applicable Federal Rate as published by the Internal Revenue Service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have change in control/severance agreements with all of our NEOs, except Mr. Tomnitz and Mr. Bartok (who joined us in connection with the Merger). Additionally, we had an employment agreement containing severance provisions with our former CEO, Mr. Weber.

Employment Agreement with Mr. Weber

On October 21, 2015, we entered into an employment agreement with Mr. Weber in connection with his appointment as our CEO. See discussion of his employment agreement under “Employment Agreement” beginning on page 43.

Change in Control/Severance Agreements

Mr. Jehl and Mr. Quinley are each a party to a change in control/severance agreement, which we amended effective December 31, 2017 following the Merger (the “Change in Control Agreements”). The following events constitute a change in control for purposes of the Change in Control Agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•

the directors as of the date of our 2007 spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•

consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•	the stockholders approve a plan of liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

The Merger constituted a change in control for purposes of the Change in Control Agreements.

The Change in Control Agreements provide for certain benefits upon a voluntary resignation by the executives or a termination by the Company other than for cause, death or disability following a change in control (including the Merger). Cause includes willful and continued failure by executive to substantially perform executive’s duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise.

Under the Change in Control Agreements, Messrs. Jehl and Quinley would receive the following under qualifying circumstances:

•

lump sum cash severance payment equal to two times their highest base salary during the three-year period prior to the change in control plus two times the target annual bonus during the year of the termination, or if higher, the actual bonus in any of the three fiscal years preceding the termination;

•

lump sum payment equal to two years’ match and contributions under our 401(k) plan plus two years’ contributions under our SERP assuming, in each case, that the executive (x) made the maximum permissible contributions; and (y) earned compensation at the highest rate of compensation during the three-year period prior to the termination (in no event shall the aggregate lump sum amounts payable pursuant to this bullet and the previous bullet be less than $1,424,699 and $1,134,031 for Messrs. Jehl and Quinley, respectively);

•

a prorated current cycle annual incentive bonus if the termination is before the end of the first half of the cycle or a full annual incentive bonus if termination is during the second half of the cycle (in each case, assuming achievement of performance goals at the target level, which target amount shall be no less than $260,000 and $165,000 for Messrs. Jehl and Quinley, respectively);

•	any earned but unpaid incentive compensation that has been allocated or awarded to the NEO for a completed bonus cycle preceding the date of termination;

•	health and welfare benefits provided for two years at no greater cost to the NEO;

•

full acceleration of vesting of all unvested or restricted equity or equity-based awards, including stock options, stock appreciation rights, restricted shares, restricted stock units, market-leveraged stock units, and performance stock units;

•	three years of additional service credit for SERP benefits in the case of Mr. Quinley and two years of additional service credit for SERP benefits in the case of Mr. Jehl;

•

reimbursement for outplacement services for one year not to exceed 15% of the sum of the NEO’s highest base salary during the three years preceding the termination and his target bonus for the year of the termination, or if higher, the actual bonus in any of the three fiscal years before the termination; and

•	two years’ continuation of current perquisites.

The Change in Control Agreements also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The Temple-Inland Inc. Compensation Committee (for agreements initially entered into prior to our 2007 spin-off) or our Compensation Committee (for agreements entered into after the 2007 spin-off) determined that the amount of severance and benefits under the Change in Control Agreements represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our Company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the Company or terminates employment for good reason.

We believe that the Change in Control Agreements help us to retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we have offered the Change in Control Agreement, which generally provide severance benefits to select executives whose employment terminates as a result of a change in control.

Equity Incentive Awards

All of the equity awards outstanding as of October 5, 2017 under the 2007 Stock Incentive Plan vested in connection with the Merger. The table below reflects the value of accelerated vesting of those awards held by our NEOs as of the date the Merger was consummated:

Named Executive Officer	Stock Options	Restricted Stock Units	Market- Leveraged Stock Units	Total
Mr. Jehl	$33,724	$756,771	$399,091	$1,189,586
Mr. Quinley	$70,660	$696,368	$399,091	$1,166,119
Mr. Weber	$175,967	$481,593	$548,759	$1,206,319
Mr. Grimm	$42,153	$206,397	$498,864	$747,414

As of December 31, 2017, our only NEO with outstanding equity awards was Mr. Tomnitz. Pursuant to the terms of his award agreement under our 2007 Stock Incentive Plan, his equity awards immediately vest upon the earlier of his death, disability or retirement or a change of control of the Company, as defined in the 2007 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs (other than Mr. Weber and Mr. Grimm) would have become entitled to in the event of termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of December 31, 2017 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination or a change in control of the Company. The table includes only additional benefits that result from the termination or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see the section entitled “Non-Qualified Deferred Compensation” on page 47 for additional information. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control(1)	—	—	$264,000	—	—	$264,000
Termination other than for Cause, Death or Disability	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Death(1)	—	—	$264,000	—	—	$264,000
Disability(1)	—	—	$264,000	—	—	$264,000
Mr. Bartok
Change in Control	—	—	—	—	—	—
Termination other than for Cause, Death or Disability	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Mr. Jehl
Change in Control	—	—	—	—	—	—
Termination other than for Cause, Death or Disability(3)	$1,424,699	$300,000	—	$37,842	$101,250	$1,863,791
Retirement	—	—	—	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Mr. Quinley
Change in Control	—	—	—	—	—	—
Termination other than for Cause, Death or Disability(3)	$1,134,031	$275,000	—	$14,904	$80,250	$1,504,185
Retirement	—	—	—	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—

(1)	Pursuant Mr. Tomnitz’s award agreement under our 2007 Stock Incentive Plan, all equity awards will immediately vest upon Mr. Tomnitz’s death or disability or a change in control of the Company.

(2)	Mr. Tomnitz was not retirement-eligible as of December 31, 2017.

(3)	Assumes that the executive was terminated without cause or for good reason on December 31, 2017. The pro-rata bonus payment is an amount equal to the value of the actual 2017 incentive bonus payment. Based on these assumptions, no excise tax gross-up would have been triggered.

Termination Payments and Benefits for Phillip J. Weber

Upon the closing of the Merger, Mr. Weber received the acceleration of the equity described under “Equity Incentive Awards” on page 49. Mr. Weber resigned as our CEO effective December 28, 2017. Pursuant to his change in control/severance agreement, Mr. Weber received (i) a lump sum cash payment of $2,595,859 (less applicable taxes and withholdings), (ii) two years of continued medical/welfare benefits and perquisites, which has an estimated total cost of $35,966, and (iii) reimbursement for one year of outplacement assistance up to $150,000. The cash payment represented the sum of (i) two times the sum of (a) Mr. Weber’s base salary and (b) Mr. Weber’s target annual bonus for the year of termination, (ii) Mr. Weber’s target annual bonus for the year of termination, and (iii) a payment equal to two years’ match and contributions under the Company’s 401(k) plan plus two years’ contributions under the Company’s SERP for 2017 assuming, in each case, that Mr. Weber (x) made the maximum permissible contributions, and (y) earned compensation at the highest rate of compensation during the three-year period prior to the termination. Pursuant to the terms of his amended employment agreement, Mr. Weber is subject to non-competition and certain other restrictive covenants post-termination.

Termination Payments and Benefits for David M. Grimm

Mr. Grimm retired effective April 14, 2017. In connection with his retirement, we entered into a Separation Agreement and Release with Mr. Grimm, which was amended on June 29, 2017. Pursuant to the Separation Agreement, Mr. Grimm provided a release of claims against us and agreed to certain other restrictive covenants and cooperation undertakings and, to further facilitate transitional matters, he also agreed to provide consulting services to us on an as-needed basis in consideration for a monthly consulting fee of $25,000 (pro-rated as applicable for any partial month of service) until July 12, 2017, at which time the consulting fee changed to an hourly rate for services rendered. In connection with this departure, we agreed (i) to provide Mr. Grimm a lump-sum cash payment of $550,000 (less applicable taxes and withholdings), (ii) to reimburse him for medical continuation costs for one year and for the cost of converting his Company-provided life and AD&D insurance to a personal policy (provided that such reimbursement obligations will cease to the extent he acquires other comparable or superior employer-provided coverage), which had an actual cost of $13,783, and (iii) to reimburse outplacement expenses of up to $25,000 to the extent incurred not more than six months following his departure, of which none was reimbursed (such payments and benefits, the “Separation Benefits”). Moreover, upon consummation of the Merger, we agreed to provide Mr. Grimm the payments and benefits that would have been provided to him (based on his compensation levels in effect upon his departure) pursuant to his change in control/severance agreement as if he had experienced a qualifying termination of employment immediately following consummation of the Merger, less the Separation Benefits already provided to him.

In connection with the Merger, and pursuant to his change in control/severance agreement, Mr. Grimm received, in addition to the Separation Benefits and the acceleration of the equity described under “Equity Incentive Awards” on page 49, (i) a lump-sum cash payment of $812,108 (less applicable taxes and withholdings), (ii) two years of continued medical/welfare benefits and perquisites, which has an estimated total cost of $22,333 (which excludes amounts paid in respect of the medical continuation coverage paid between May 1, 2017 and the ending upon the consummation of the Merger), and (iii) reimbursement for one year of outplacement assistance up to $84,750.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2017, none of the NEOs other than Mr. Weber had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our 2007 Stock Incentive Plan, if a retirement-eligible employee retires, then all unvested stock options, stock appreciate rights, restricted stock and restricted stock units immediately vest. An employee whose employment terminates other than for retirement and termination for cause has three months to exercise any options and stock appreciation rights that are exercisable. A retirement-eligible employee who terminates has the remaining term to exercise options and stock appreciation rights. All other options and stock appreciation rights are forfeited. A retirement-eligible employee who terminates will receive unvested restricted stock units upon retirement and a prorated portion of market-leveraged stock units and performance stock units following conclusion of the performance period. All other unvested restricted stock and restricted stock units and unearned market-leveraged stock units and performance stock units are forfeited. The employee retains any dividends earned prior to termination.

Compensation Committee Interlocks and Insider Participation

During service on the Compensation Committee, no member served as an officer or employee of ours at any time or had any relationship with us requiring disclosure as a related-party transaction under SEC rules. During 2017, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors.

PROPOSAL REGARDING ADVISORY APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2018 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2018 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2019 Annual Meeting of Stockholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors Recommends a Vote “FOR” the Approval, in an Advisory Manner, of our Executive Compensation Philosophy and Objectives Described in the CD&A Section of the 2018 Proxy Statement, and the Compensation of our NEOs, as Disclosed in the 2018 Proxy Statement.

PROPOSAL TO APPROVE THE FORESTAR 2018 STOCK INCENTIVE PLAN

Overview

At the annual meeting, our stockholders will be asked to approve the Forestar Group Inc. 2018 Stock Incentive Plan (the “Plan”). Our Board approved the Plan on March 21, 2018, and it will become effective on May 8, 2018 only if approved by the stockholders of the Company (the date of such approval, the “Effective Date”).

Our current stock incentive plan, the Forestar Group Inc. 2007 Stock Incentive Plan, as amended on March 4, 2009 and February 9, 2010 (the “Old Plan”), expired on November 29, 2017. While awards previously granted under the Old Plan continue to be governed by its terms, no new awards may be granted under the Old Plan after its expiration.

If the Plan is not approved by the Company’s stockholders, the Company will not have an equity compensation plan for use in providing new equity incentives to current and prospective officers, employees, non-employee directors and other service providers of the Company. The Board and the Compensation Committee view equity as a key component in the Company’s ability to attract, retain, and motivate officers and employees and a key factor in aligning both directors’ and employees’ interests with those of our stockholders. Accordingly, the Board encourages you to vote “FOR” this proposal.

The following table sets forth certain information about the Plan and the Old Plan as of December 31, 2017:

Number of shares of the Company’s common stock, par value $1.00 per share (“Shares” as used in this Proposal) being requested under the Plan	3,000,000
Number of Shares available for future awards under the Old Plan	0
Number of Shares subject to outstanding stock options under the Old Plan	0
Number of Shares subject to outstanding awards of restricted stock and restricted stock units (full value awards) under the Old Plan	85,949
Weighted average remaining term of outstanding options under the Old Plan	0
Weighted average exercise price of outstanding options under the Old Plan	0
Total number of Shares outstanding as of December 31, 2017	41,938,936

On March 15, 2018, the closing price of a Share, as reported on the NYSE, was $22.90.

The potential dilution from the 3,000,000 Shares to be authorized for issuance under the Plan, for which stockholder approval is being requested, is approximately 7% of the Company’s outstanding Shares as of December 31, 2017. If the Plan is approved, the Company’s total potential dilution, if all new shares were issued, would increase from 85,949 shares outstanding at December 31, 2017 to 3,085,949 shares which is an increase from approximately 0% to approximately 7% dilution.

When considering the number of Shares to request under the Plan, the Compensation Committee reviewed, among other things, projected future Share usage and projected future forfeitures. The projected future usage of Shares for long-term incentive awards under the Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 3,000,000 Shares being requested under the Plan are currently expected to satisfy, assuming no significant acquisitions of other companies, the Company’s equity compensation needs for approximately 6 to 8 years depending on growth of Forestar. The Compensation Committee is committed to effectively managing the number of Shares reserved for issuance under the Plan while minimizing stockholder dilution.

Best Practices

We have developed our compensation policy with the goals of attracting, motivating and retaining experienced and qualified personnel, rewarding long-term value creation, and aligning the interests of our employees and stockholders. The Plan is designed to help us achieve these objectives by providing us with the flexibility to grant stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based (each, an “Award”).

In addition to helping us achieve these objectives, our Compensation Committee believes that the provisions of the Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•

the Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, amending the terms of outstanding Awards to (a) reduce the exercise price of outstanding options or take any other action that is treated as a re-pricing under generally accepted accounting principles, or (b) at any time when the exercise price of an option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other Awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options, without stockholder approval;

•	the Plan prohibits issuing stock options or stock appreciation rights with an exercise price below the fair market value of a Share on the date of grant;

•

the Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Plan or otherwise, during any calendar year to any nonemployee director to no more than $500,000 or $1,000,000 during any calendar year in which a director first joins the Board or is designated as Chairman of the Board; and

•	the Plan includes a limit of 250,000 on the aggregate number of Shares that may be issued under the Plan to any one participant during any calendar year.

Plan Summary

The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Appendix A to this Proxy Statement.

Purpose

The Plan is intended to advance the interests of the Company by stimulating the efforts of employees, officers and non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based.

Administration

The Plan is administered by the Compensation Committee of the Board, or, if we do not have a Compensation Committee at any particular time, by the full Board (in either case, the “Administrator”). Nevertheless, the full Board will administer the Plan with respect to Awards to non-employee directors and may generally exercise any of the authority of the Compensation Committee. The Administrator may authorize one or more officers of the Company to grant Awards under the Plan, which shall be on the terms and within the limits provided in the authorizing resolution. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. The Administrator may also delegate aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any of its subsidiaries or to one or more agents.

The Administrator has the authority to interpret and administer the Plan to carry out the purposes of the Plan. The Administrator has the authority to determine those persons eligible to receive Awards and to establish and interpret the terms and conditions of any Awards. The Administrator may also make exceptions to the provisions of any Awards. All determinations of the Administrator are final and binding.

Eligibility

Awards may be granted to any current or prospective officer or employee of the Company, D.R. Horton, Inc. or any of their respective subsidiaries (including to any director who is also an employee), as well as to nonemployee directors and certain consultants or advisors to the Company or any of its subsidiaries. As of March 21, 2018, there were approximately 35 individuals that would be eligible to participate in the Plan, including our three executive officers, and four non-employee directors. The number of eligible participants may increase over time if we experience growth.

Shares Subject to the Plan

If the Plan is approved by the stockholders at the Annual Meeting, subject to adjustment for certain changes in our capitalization, the aggregate number of Shares issuable under the Plan will be 3,000,000.

The aggregate number of Shares issued under the Plan at any time will equal only the number of Shares actually issued upon exercise or settlement of an Award. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled stock appreciation right under the Plan and were not issued upon the net settlement or net exercise of such stock appreciation right under the Plan, (ii) Shares delivered to or withheld by the Company to pay the exercise price of a stock option under the Plan, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to a stock option or a stock appreciation right under the Plan, or (iv) Shares repurchased on the open market with the proceeds of a stock option under the Plan exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

The Shares to be delivered under the Plan may consist of, in whole or in part, Shares that are authorized but unissued or Shares that were reacquired by the Company, including, without limitation, Shares purchased in the open market.

Types of Awards

The Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, whether granted singly or in combination, pursuant to which Shares, cash or a combination thereof may be delivered to the Award recipient.

Options:

An option is the right to purchase shares at a future date at a specified exercise price. The Administrator may grant both nonqualified stock options and incentive stock options under the Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Administrator, but must be at least equal to the fair market value of the underlying Shares on the date of grant. The Administrator determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant; provided, however, the term of an option (other than an incentive stock option) will be automatically extended if, at the time of its scheduled expiration, the participant holding such option is prohibited by law or the Company’s insider trading policy from exercising the option, which extension will expire on the 30th day following the date such prohibition no longer applies. Furthermore, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying Shares on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of Shares issuable under the option, the delivery of previously owned Shares or withholding of Shares deliverable upon exercise. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other Awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options without stockholder approval, other than in connection with a change in the Company’s capitalization or other event or transaction as described below in “Change in Capitalization.” Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an option or any Shares subject to an option until the participant becomes the holder of record of such Shares.

Stock Appreciation Rights:	A stock appreciation right (“SAR”) is a contractual right granted to the participant to receive, in cash, shares or a combination thereof, an amount equal to the appreciation of one share from the date of grant. Stock appreciation rights may be granted as freestanding Awards, or in tandem with other types of Awards. Unless otherwise determined by the Administrator, if a stock appreciation right is granted in tandem with another Award, the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the stock appreciation right will be identical to the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the other Award. All freestanding stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above. The terms of outstanding Awards may not be amended to reduce the exercise price of outstanding SARs or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an SAR is above the market value of a Share, cancel, exchange, buyout or surrender outstanding SARs in exchange for cash, other Awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original SARs without stockholder approval, other than in connection with a change in the Company’s capitalization or other event or transaction as described below in “Change in Capitalization.” Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an SAR or any Shares subject to an SAR until the participant becomes the holder of record of such Shares.

Restricted Stock and Restricted

Stock Units:	A restricted stock Award involves an immediate transfer of ownership of a fixed number of Shares to the participant, although the Shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time. The participant may be entitled to voting, dividend and other ownership rights in such Shares at the discretion of the Administrator although dividends, if any, on any performance-based Awards will be subject to the same performance-based vesting conditions as the underlying Shares.

A restricted stock unit is an Award denominated in units of Shares that is subject to such terms and conditions as the Administrator deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either Shares or a cash amount calculated with reference to the value of a Share. Participants will have no voting rights with respect to Shares underlying restricted stock units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger. Shares underlying restricted stock units will be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

Substitute Awards

If the Company or any of its subsidiaries acquires or merges or combines with another entity, the Company may grant Awards in assumption of, or in substitution or exchange for, awards previously granted or promised (“Substitute Awards”). Substitute Awards will not reduce the number of Shares authorized for issuance under the Plan or authorized for grant to a participant in any calendar year. The exercise price of a Substitute Award may be less than the fair market value of the underlying shares on the date of grant if the exercise price is based on a formula contained in the original option agreement or the purchase or merger agreement. The Administrator may provide for the vesting of a Substitute Award sooner than required for other Awards. In addition, if the entity acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries merges or combines has shares available under a pre-existing plan approved by its stockholders, the Company may grant awards to individuals who were employees, directors, consultants or advisors of the other entity under such other entity’s pre-existing plan and such grants of awards will not reduce the amount of Shares available for issuance under the Plan.

Limitations of Awards

The Plan includes the following limitations on the number of Shares underlying Awards and the amount of cash payable to certain participants, subject to adjustment for certain changes in our capitalization or other corporate transactions:

•

nonemployee directors may not receive Awards or cash compensation under the Plan (or otherwise) during any calendar year, the aggregate value of which exceeds $500,000, or $1,000,000 during any calendar year in which the director first joins the Board or is designated as Chairman of the Board;

•	the aggregate number of Shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan may not exceed 3,000,000; and

•	any one participant may not receive Awards with respect to more than 250,000 Shares during any calendar year.

Awards may not be granted under the Plan after May 8, 2028, but incentive stock options may not be granted under the Plan after March 21, 2028.

Transferability Restrictions

Except as otherwise permitted by the Administrator, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the Plan other than by will or the laws of descent and distribution, and each option and stock appreciation right is generally exercisable only by a participant during his or her lifetime.

The Administrator may also provide that Shares issued under an Award shall be subject to further agreements, restrictions, conditions or limitations, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by participant and others, (iii) restrictions as to the use of a specified brokerage firm, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

Recoupment

The Administrator may provide that any participant or Award, including any Shares subject to an Award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. In addition, to the extent the repayment of incentive-based compensation received by a participant (whether under the Plan or otherwise) is required under exchange listing standards adopted under Section 10D of the Securities Exchange Act of 1934, as amended, such participant, by accepting any Award under the Plan, agrees to the repayment of such amounts to the extent required by such policy and applicable law.

Termination of Employment

The Administrator will determine and include in the Award agreement the terms and conditions applicable to an Award following a participant’s termination of employment with D.R. Horton, Inc., the Company and any of their respective subsidiaries. Generally, transfers of employment (or engagement) between the Company, D.R. Horton, Inc., and their respective subsidiaries will not give rise to a “termination of employment” under the Plan.

Change in Capitalization

The Administrator has discretion to equitably adjust the number and kind of shares available for issuance under the Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The Administrator may also adjust the exercise price, number or kind of shares subject to individual Awards and other terms to reflect the foregoing events.

In the event of a change in capitalization caused by a change of control, merger, consolidation or otherwise, the Administrator has discretion to determine the appropriate adjustment, if any, to be effected. For example, the Administrator has discretion to (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award, (ii) accelerate the vesting of, or termination of any restrictions on, outstanding Awards, (iii) provide for cancellation of accelerated Awards that are not exercised within a time period prescribed by the Administrator or (iv) provide for the cancellation of outstanding Awards in exchange for a cash payment to the holders of such Awards.

No fractional shares will be issued in connection with a change in capitalization. Instead, the number of shares subject to an Award will be rounded down to the next lowest whole share.

Amendment or Termination of the Plan

The Board or Compensation Committee may amend, alter or discontinue the Plan, and the Administrator may amend or alter any Award agreement. However, other than in connection with a change in the Company’s capitalization or other corporate transaction as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of Shares for which Awards may be granted under the Plan;

•	reduce the exercise price of future issuances of options or stock appreciation rights to below the fair market value of a Share on the date of grant;

•

other than in connection with a change in the Company’s capitalization or other corporate transaction, reduce the exercise price of outstanding options or take any other action that is treated as re-pricing under generally accepted accounting principles or, at any time when the exercise price of an option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding options in exchange for cash, other Awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options;

•	extend the term of the Plan;

•	change the class of persons eligible to be participants in the Plan;

•	otherwise amend the Plan in any way that would require stockholder approval by law or under the New York Stock Exchange listing requirements; or

•	increase the limitations for non-employee directors and those applicable to any one participant in a calendar year described in “Limitations of Awards.”

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of Awards under the Plan. The summary is based on the United States Internal Revenue Code (the “Code”) and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this proxy statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of Awards under the Plan. The laws governing the tax aspects of these Awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Nonqualified Stock Options and Stock Appreciation Rights

The recipient will not have any income at the time a nonqualified stock option or a SAR is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of Shares), in an amount equal to the excess of the fair market value of the Shares to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any Shares received.

Incentive Stock Options (“ISOs”)

A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the Shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the Shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the Shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the Shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the Shares are held. The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock

A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) of the Code within 30 days after receiving the Shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such Shares (determined without regard to the restrictions imposed by the Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to Shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the Award of restricted stock vests and the restrictions imposed by the Plan on the Award terminate, in an amount equal to the excess, if any, of the fair market value of such Shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to Shares subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units

A participant generally will not recognize income upon the grant of an Award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of the Shares on the date the restrictions expire or are removed over any amount paid by the participant for such Shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him, in an amount equal to the excess, if any, of the fair market value of the Shares on the date of payment over the amount paid by the participant for such Shares.

Withholding Taxes

Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the Plan. The Administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of Shares, by electing to have the Company withhold a portion of the Shares that would otherwise be issued upon exercise of an Award or by tendering Shares already owned by the participant.

General Matters

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above. For taxable years beginning after December 31, 2017, Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1 million. Thus, certain compensation attributable to Awards may be nondeductible to the Company due to the application of Section 162(m) of the Code. In addition, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. The Company generally intends that Awards granted under the Plan comply with, or are otherwise exempt from, Section 409A of the Code, but cannot guarantee such treatment and will have no liability to a participant or any other party if an Award is not so compliant or exempt.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2017 under the Old Plan to the Company’s named executive officers can be found in the table under the heading “2017 Grants of Plan-Based Awards” on page 43 of this Proxy Statement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plans as of December 31, 2017:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	85,949	n/a	0
Equity compensation plans not approved by stockholders	None	n/a	None
Total	85,949	n/a	0

(1)	Consists solely of restricted stock units, which do not have an exercise price.

(2)	Our 2007 Stock Incentive Plan terminated on November 29, 2017, and no awards may be granted after such date. The termination of the plan does not affect the validity of any awards outstanding on the date of termination. All awards presented were granted prior to termination of the plan.

Securities Registration

We intend to register the Shares available for issuance under the Plan under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Plan by our stockholders.

The Board of Directors Recommends a Vote “FOR”

the Approval of the Forestar 2018 Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2017. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Donald C. Spitzer, Chair

Samuel R. Fuller

M. Ashton Hudson

G.F. (Rick) Ringler, III

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year 2018. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees incurred to Ernst & Young LLP for the last two fiscal years were (in thousands):

	2017	2016
Audit Fees(1)	$650	$1,000
Audit-Related Fees(2)	98	—
Tax Fees(3)	—	35
All Other Fees	—	—

Total	$748	$1,035

(1)	Audit fees include the annual audit and quarterly reviews of our financial statements and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)	Audit-related fees include consultation on matters addressed during the audit or interim reviews and consultations related to pending or proposed transactions including, in 2017, the Merger.

(3)	Tax related fees in 2016 are related to analysis associated with our tax benefits preservation plan.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee, consisting of the Chairman of the Audit Committee and one other member of the Audit Committee, may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2017, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2018.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should be properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

In February 2018, our Board of Directors changed our fiscal year end from December 31 to September 30 in order to align the financial reporting periods of D.R. Horton and Forestar. As a result, in fiscal 2018, our fiscal year will be the period from January 1, 2018 through September 30, 2018, resulting in a nine-month reporting period in the first year of the fiscal year end change. We anticipate that our 2019 annual stockholders meeting date will be on or about January 30, 2019. Thus, we are using this date for purposes of determining the deadlines for submitting shareholder proposals for our 2019 annual stockholders meeting. If our 2019 annual stockholders meeting date changes by more than 30 days from this date, we will inform our stockholders of this change and the new shareholder proposal deadlines in a quarterly report on Form 10-Q or other reasonable means to inform our stockholders.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting, the proposal must be received by our Corporate Secretary by October 2, 2018 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after October 2, 2018 will not be considered for inclusion in our 2019 proxy statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2019 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 22, 2018 or after November 16, 2018. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Election of Directors — How Nominees Are Selected.” Director nominations to be brought by stockholders before our 2019 annual meeting will be considered untimely if they are submitted before October 22, 2018 or after November 16, 2018.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 866-232-3037 (domestic) or 720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2018 annual meeting of stockholders, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

This Proxy Statement is being sent to you by the Forestar Board of Directors.

CHARLES D. JEHL	THOMAS B. MONTANO
Executive Vice President, Chief	Vice President and
Financial Officer and Treasurer	Corporate Secretary

Austin, Texas

March 29, 2018

APPENDIX A

2018 Stock Incentive Plan

FORESTAR GROUP INC.

2018 STOCK INCENTIVE PLAN

(Effective as of May 8, 2018)

1. Purpose

The purpose of the Forestar Group Inc. 2018 Stock Incentive Plan (the “Plan”) is to advance the interests of Forestar Group Inc. (the “Company”) by stimulating the efforts of employees, officers and non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 15.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan.

(c) “Award Agreement” means a written agreement or other instrument, which may be transmitted electronically, at the Company’s Administrator’s discretion, as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(1) The consummation of a merger, consolidation or reorganization of the Company into or with another corporation or other legal person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of Voting Securities (as hereinafter defined) immediately prior to such merger, consolidation or reorganization; excluding, however, a merger, consolidation or reorganization into or with D.R. Horton, Inc., any Subsidiary of D.R. Horton, Inc., or an employee benefit plan or related trustee of D.R. Horton, Inc. or any of its Subsidiaries;

(2) The Company sells all or substantially all of its assets to another corporation or other legal person; excluding, however, a sale to D.R. Horton, Inc., any Subsidiary of D.R. Horton, Inc., or an employee benefit plan or related trustee of D.R. Horton, Inc. or any of its Subsidiaries;

(3) A complete liquidation or dissolution of the Company;

(4) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company (“Voting Securities”) (computed in accordance with the standards for the computation of total percentage ownership for the purposes of Schedule 13D or Schedule 14D-l or any successor schedule, form or report)); excluding, however, any acquisition (A) by the Company, any Subsidiary of the Company, or an employee benefit plan or related trustee of the Company or any of its Subsidiaries; (B) by D.R. Horton, Inc., any Subsidiary or an employee benefit plan or related trustee of D.R. Horton, Inc. or any of its Subsidiaries; or (C) from D.R. Horton, Inc. or any of its Subsidiaries.

(5) During any two (2) year period, a majority of the members of the Board serving at the date of the most recent approval of this Plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g) “Company” means Forestar Group Inc., a Delaware corporation.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any of its Subsidiaries.

(l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6.

(n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(o) “Plan” means the Forestar Group Inc. 2018 Stock Incentive Plan, as set forth herein and as amended from time to time.

(p) “Restricted Stock” means Shares granted pursuant to Section 8.

(q) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(r) “Service Provider” means a consultant or advisor to the Company or any of its Subsidiaries who (i) is a natural person, (ii) provides bona fide services to the Company or any of its Subsidiaries, (iii) provides services other than in connection with the offer or sale of securities in a capital-raising transaction, and (iv) does not directly or indirectly promote or maintain a market for the Company’s securities, in each case, within the meaning of the General Instructions to Form S-8 under the Securities Act of 1933, as amended.

(s) “Share” means a share of the Company’s common stock, par value $1.00, subject to adjustment as provided in Section 11.

(t) “Stock Appreciation Right” means a right granted pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(u) “Subsidiary” means (i) any corporation (other than the Company or D.R. Horton, Inc., as applicable) in an unbroken chain of corporations beginning with the Company (or D.R. Horton, Inc., as applicable) where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) other than with respect to Incentive Stock Options, any limited liability company, limited partnership, general partnership or other entity, the majority of the equity or ownership interests in which are owned, directly or indirectly, by the Company (or D.R. Horton, Inc., as applicable), and (iii) if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, any entity in which the Company (or D.R. Horton, Inc., as applicable) has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a person or entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries merges or combines.

(w) “Termination of Employment” means ceasing to serve as a full-time employee of the Company, any of its Subsidiaries, D.R. Horton, Inc., or any of its Subsidiaries or, with respect to a Nonemployee Director or other Service Provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which D.R. Horton, Inc., the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as an employee, other service provider or nonemployee director of D.R. Horton, Inc. or any of its Subsidiaries shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, Service Provider or Nonemployee Director of the Company or any of its Subsidiaries, (iv) service as an employee, Nonemployee Director or Service Provider of the Company or any of its Subsidiaries shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee of D.R. Horton, Inc. or any of its Subsidiaries, (v) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee or other Service Provider and (vi) service as an employee, other service provider, or nonemployee director shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding. Unless determined otherwise by the Administrator, a Termination of Employment will be interpreted consistent with the definition of a “separation from service” under the Code Section 409A Regulations.

3. Eligibility

Any person who is a current or prospective officer or employee (including, without limitation, any director who is also an employee, in his or her capacity as such) of the Company, D.R. Horton, Inc., or either of their respective Subsidiaries shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, any Service Provider shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of Section 424(f) the Code, as selected by the Administrator.

4. Effective Date and Termination of Plan

The Plan shall be effective as of May 8, 2018, subject to approval by the Company’s stockholders on such date (such date, the “Effective Date”). No Awards shall be granted under the Plan after May 8, 2028, but Awards previously granted may extend beyond that date; provided, however, that Incentive Stock Options may not be granted under the Plan after March 21, 2028. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board or the Compensation Committee of the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable under the Plan shall be equal to 3,000,000. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including, without limitation, shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of a Stock Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. In addition, in the event that a person or entity acquired by the Company or any of its Subsidiaries, or with which the Company or any of its Subsidiaries merges or combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such transaction) may be used for Awards under the Plan and, notwithstanding any other provision hereof, shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were employees, directors, consultants or advisors of such acquired, merged or combined company before such acquisition, merger or combination.

(d) Tax Code Limits. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e) Director Awards. The aggregate dollar value of equity-based Awards (based on the grant date fair value of such Awards) and cash compensation granted under the Plan or otherwise during any calendar year to any one Nonemployee Director shall not exceed $500,000; provided, however, that in any calendar year in which a Nonemployee Director first joins the Board or is designated as Chairman of the Board, the maximum aggregate dollar value of equity-based and cash compensation granted to the Nonemployee Director may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any tandem SAR (as defined in Section 7).

(f) Individual Award Limits. The aggregate number of Shares issued under this Plan during any calendar year to any one Participant shall not exceed 250,000, which number shall be calculated and adjusted pursuant to Section 11.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until such Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including, without limitation, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 11, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or take any other action that is treated as a re-pricing under generally accepted accounting principles (“GAAP”), or (b) at any time when the exercise price of an Option is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Options in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options, without stockholder approval.

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. In addition, the Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a Participant’s Termination of Employment.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any Shares subject to an Option until the Participant has become the holder of record of such Shares.

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, no repricing) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 11, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of a Stock Appreciation Right is above the market value of a Share, cancel, exchange, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights, without stockholder approval. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Award of Stock Appreciation Rights or any Shares subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such Shares.

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such

Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or, subject to Section 9, settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes.

(d) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(e) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding the foregoing, any dividends or distributions on performance-based Restricted Stock or Restricted Stock Units shall be subject to the same performance-based vesting criteria and other restrictions on transferability as the underlying Restricted Stock (or Restricted Stock Units) with respect to which they were paid or distributed.

(f) Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a Participant’s Termination of Employment.

9. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares or cash upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator.

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a “specified employee” (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon a “separation from service” (as defined for purposes of Section 409A of the Code) before the date that is six months after the specified employee’s separation form service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

10. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including, without limitation, the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

11. Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including, without limitation, under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate and equitable adjustment, if any, to be effected. Without limiting the generality of the foregoing, in the event of any such change described in this paragraph, the Administrator may, in its sole discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of and terminate any restrictions on outstanding Awards; (iii) provide for cancellation of accelerated Awards that are not exercised within a time prescribed by the Administrator; or (iv) provide for the cancellation of any outstanding Awards in exchange for a cash payment to the holders thereof.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

12. Transferability

Unless the Administrator specifies otherwise and to the extent permitted under the General Instructions to Form S-8 under the Securities Act of 1933, as amended, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime, and thereafter by the legal representative of the Participant’s estate or the individual to whom such Award was transferred by the Participant’s will or the laws of descent and distribution.

13. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a

Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or Stock Appreciation Right shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Right is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

14. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

15. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that with respect to Awards to Nonemployee Directors, the Administrator shall be the full Board. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any of its Subsidiaries, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including, without limitation, the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including, without limitation, events which the Board or the Administrator determine constitute a Change of Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of the circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) subject to any limitations otherwise set forth in Section 16, waive, settle or adjust the terms of any Award so as to avoid unanticipated consequences, to implement the intent of the Award, or address unanticipated events (including, but not limited to, any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe); and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 11, the terms of outstanding Awards may not be amended to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or Stock Appreciation Right is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without stockholder approval.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

16. Amendment of the Plan or Awards

The Board or the Compensation Committee of the Board may amend, alter or discontinue this Plan, and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 11, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) whether before or after the date of grant, reduce the price at which Options or Stock Appreciation Rights may be exercised below the price provided for in Section 6(b) or Section 7;

(c) other than in connection with a change in the Company’s capitalization or other event or transaction described in Section 11, amend the terms of outstanding Awards to (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights or take any other action that is treated as a re-pricing under GAAP, or (b) at any time when the exercise price of an Option or Stock Appreciation Right is greater than the market value of a Share, cancel, exchange, buyout or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(d) and (e).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if (i) the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or stock exchange listing requirement or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Administrator determines in its sole discretion that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

17. No Liability of Company

D.R. Horton, Inc., the Company and their respective Subsidiaries and affiliates which are in existence or hereafter come into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

18. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of cash or equity-based compensation awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

19. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

20. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of D.R. Horton, Inc., the Company, their respective Subsidiaries and/or their respective affiliates to terminate any Participant’s employment, service on the Board or service for D.R. Horton, Inc., the Company, or their respective Subsidiaries at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with D.R. Horton, Inc., the Company, or their respective Subsidiaries or affiliates. Subject to Sections 4 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board or the Compensation Committee of the Board without giving rise to any liability on the part of D.R. Horton, Inc., the Company, or their respective Subsidiaries or affiliates.

21. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

22. Recoupment Policy

Subject to the terms and conditions of the Plan, the Administrator may provide that any Participant and/or any Award, including any Shares subject to an Award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. Further, to the extent any policy adopted by New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Exchange Act requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FORESTAR GROUP INC. 10700 PECAN PARK BLVD., SUITE 150 AUSTIN, TEXAS 78750 ATTN: CORPORATE SECRETARY	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following director nominees:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Samuel R. Fuller	☐	☐	☐

1B	M. Ashton Hudson	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1C	G.F. (Rick) Ringler, III	☐	☐	☐

1D	Donald C. Spitzer	☐	☐	☐

1E	Donald J. Tomnitz	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals 2, 3 and 4:		For	Against	Abstain

2.	Advisory approval of Forestar’s executive compensation.	☐	☐	☐

3.	Approval of Forestar’s 2018 Stock Incentive Plan.	☐	☐	☐

4.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as Forestar’s independent registered public accounting firm for the fiscal year 2018.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

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FORESTAR GROUP INC.
Annual Meeting of Stockholders
May 8, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint Donald J. Tomnitz and Charles D. Jehl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORESTAR GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CDT on May 8, 2018, at 10700 Pecan Park Blvd., Suite 150, Austin, Texas 78750, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side